As filed with the Securities and Exchange Commission on August 25, 2022

Registration No. 333-264612
Registration No. 333-253994
Registration No. 333-237291
Registration No. 333-231985

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-264612
Form S-8 Registration Statement No. 333-253994
Form S-8 Registration Statement No. 333-237291
Form S-8 Registration Statement No. 333-231985

UNDER
THE SECURITIES ACT OF 1933

TUFIN SOFTWARE TECHNOLOGIES LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5 HaShalom Road, ToHa Tower
Tel Aviv 6789205, Israel
 (Address of Principal Executive Offices) (Zip Code)

Tufin Software Technologies Ltd. 2007 Israeli Share Option Plan (as amended by the Global Addendum (Non-Israeli and Non-U.S. Taxpayers))
Tufin Software Technologies Ltd. 2008 U.S. Stock Plan
Tufin Software Technologies Ltd. 2018 Equity-Based Incentive Plan
Tufin Software Technologies Ltd. 2019 Equity-Based Incentive Plan
(Full title of the plans)

Tufin Software North America, Inc.
10 Summer Street, Suite 605
Boston, Massachusetts 02110-1292
(Name and address of agent for service)

+1 (877) 270-7711
 (Telephone number, including area code, of agent for service)

Copies to:

Colin J. Diamond, Esq. Scott Levi, Esq. White & Case LLP 1221 Avenue of the Americas New York, New York 10020-1095 Tel: +1 (212) 819-8200	Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed by Tufin Software Technologies Ltd., a company organized under the laws of the State of Israel (the “Registrant”), to withdraw from registration all unsold ordinary shares, par value NIS 0.015, of the Registrant (“Ordinary Shares”) that were registered on the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•
Registration Statement on Form S-8 (File No. 333-231985), filed on June 6, 2019, pertaining to registration of (i) 4,456,283 Ordinary Shares that were available for issuance upon the exercise of options granted prior to the date thereof under the Registrant’s 2007 Israeli Share Option Plan (as amended by the Registrant’s Global Addendum (Non-Israeli and Non-U.S. Taxpayers), the “2007 Plan”), (ii) 2,212,491 Ordinary Shares that were available for issuance upon the exercise of options granted prior to the date thereof under the Registrant's 2008 U.S. Stock Plan (the “2008 Plan”) (iii) 336,645 Ordinary Shares that were reserved for issuance under the Registrant’s 2018 Equity-Based Incentive Plan (the “2018 Plan”), (iv) 2,646,848 Ordinary Shares that were reserved for issuance under the Registrant’s 2019 Equity-Based Incentive Plan (the “2019 Plan” and together with the 2007 Plan, the 2008 Plan and the 2018 Plan, the “Plans”);

•
Registration Statement on Form S-8 (File No. 333-237291), filed on March 20, 2020, pertaining to registration of an additional 1,761,512 Ordinary Shares, which were reserved for issuance under the 2019 Plan;

•
Registration Statement on Form S-8 (File No. 333-253994), filed on March 8, 2021, pertaining to registration of an additional 1,798,624 Ordinary Shares, which were reserved for issuance under the 2019 Plan; and

•
Registration Statement on Form S-8 (File No. 333-264612), filed on May 2, 2022, pertaining to registration of an additional 1,892,556 Ordinary Shares, which were reserved for issuance under the 2019 Plan.

On April 5, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Talon MidCo 3 Limited, a private company incorporated in England and Wales with company registration number 14006063 (“Parent”), and Talon Merger Sub Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub merged with and into the Registrant , with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are subsidiaries of investment funds advised by Turn/River Capital, a U.S.-based private equity firm. The Merger became effective on August 25, 2022.

In connection with the closing of the Merger, the offerings of Ordinary Shares pursuant to the Registration Statements have been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements, and in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offerings, hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 25th day of August, 2022.

Tufin Software Technologies Ltd.

By:	/s/ Reuven Kitov
Name: Reuven Kitov
Title: Chief Executive Officer and Chairman of the Board

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.